EXHIBIT 3.01

                                 CERTIFICATE OF
                          ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                               JUNIPER GROUP, INC.

Pursuant to NRS 78.207 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of JUNIPER GROUP, INC., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada, this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Company"):

The amendment contained herein was approved by a majority vote of shareholders of the Company on April 15, 2006.

FIRST: The Articles of Incorporation of the Company were first filed and approved by the Office of the Secretary of State of Nevada on January 22, 1997. This Amendment to the Articles will become effective upon the filing of the Certificate with the Nevada Secretary of State.

SECOND: That ARTICLE III shall be amended as follows:

"The aggregate number of shares which the Company shall have authority to issue is Seven Hundred Sixty Million (760,000,000) shares, divided into:

Ten Million (10,000,000) Preferred Shares, having a par value of $0.10 per share

and

Seven Hundred Fifty Million (750,000,000) Common Shares, having a par value of $0.001 per share."

All other aspects of Article III shall remain unchanged excepting as to the total authorized number of Common and Preferred Shares as referenced in ARTICLE III (A) and (B).

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Articles of Incorporation to be signed by Vlado P. Hreljanovic, its Chief Executive Officer, this 13th day of July, 2006.


                                                      /s/ Vlado P. Hreljanovic
                                                      --------------------------
                                                      Vlado P. Hreljanovic
                                                      Chief Executive Officer